Exhibit 99.1

NEWS RELEASE
	Contacts:	Brian Feldott Director, Investor Relations Newpark Resources, Inc. bfeldott@newpark.com 281-362-6800
FOR IMMEDIATE RELEASE

NEWPARK ANNOUNCES LEADERSHIP TRANSITION IN FLUIDS SYSTEMS

EFFECTIVE JULY 2017, SMITH TO LEAD TECHNOLOGY DEVELOPMENT,
VOLLANDS NAMED SUCCESSOR

THE WOODLANDS, TX - FEBRUARY 24, 2017 - Newpark Resources, Inc. (NYSE: NR) today announced an upcoming leadership change in the Fluids Systems segment. Effective July 1, 2017, Bruce Smith, the current Executive Vice President and President of Fluids Systems, will step into the newly created role of Chief Technology Officer - Fluids, reporting directly to Paul Howes, Newpark’s President and Chief Executive Officer. In this new role, Mr. Smith will be responsible for driving excellence through technology, a key element of the Company’s Fluid Systems differentiation strategy.

Commenting on the transition, Mr. Howes, said, “I would like to personally thank Bruce for his outstanding leadership and significant contributions over the past 19 years to our Fluids Systems business. He was especially instrumental in transforming the business into a market leader and expanding our international footprint. Given his complete understanding of the global oil & gas industry, we expect Bruce will have the same success leading the innovative technology initiatives of the Fluids Systems business in this new, very important and strategic role.”

The Company also announced the promotion of Phillip Vollands, effective July 1, 2017, to the positon of Vice President, Newpark Resources, Inc. and President Fluids Systems, reporting directly to Mr. Howes. Prior to joining Newpark in October 2013 as President, North American Fluids Systems and most recently, President, Western Hemisphere, Phillip was Vice President, Tubular Running Services for Weatherford International. Before Weatherford, Mr. Vollands served in a variety of sales and operational roles of increasing responsibility for National Oilwell Varco. He holds a BA in Engineering Science and an MA (Oxon) from Oxford University.

Mr. Howes, continued. “Phillip brings over 25 years of global oilfield service experience that span multiple disciplines with a proven track record in running both domestic and international businesses. I am confident in Phillip’s abilities, and expect his contributions will play an important role in Newpark’s future.”

Newpark Resources, Inc. is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets. For more information, visit our website at www.newpark.com.

###

2